Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CenturyTel, Inc.

We consent to the incorporation by reference in the Registration Statements (No. 333-91361 and No. 333-157188) on Form S-3, the Registration Statements (No. 33-60061, No. 333-37148, No. 333-60806, No. 333-150157, No. 333-124854 and No. 333-150188) on Form S-8, and the Registration Statements (No. 33-48956, No. 333-17015 and No. 333-155521) on Form S-4 of CenturyTel, Inc. of our report dated February 12, 2009, except for Note 1B, as to which the date is June 17, 2009, with respect to the consolidated balance sheets of Embarq Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, which report is incorporated by reference in the Form 8-K of CenturyTel, Inc. expected to be filed on or about July 1, 2009.  Our report on the consolidated financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, for its financial assets and liabilities as of January 1, 2008, FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109, as of January 1, 2007, and Statement of Financial Accounting Standards No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R), as of December 31, 2006.

/s/ KPMG LLP

Kansas City, Missouri

June 30, 2009